Exhibit 99.1

Consolidated Freightways Corporation

Consolidating Income Statements

For the Month Ended June 30, 2004

(Unaudited)

	Consolidated Freightways Corporation of Delaware	Consolidated Freightways Corporation	CF AirFreight Corporation	Leland James Service Corporation	Redwood Systems Inc.	CF MovesU Inc.	CFCD 2002 LLC	CFCD 2002 Member LLC	CFCD 2002A LLC	CFCD 2002A Member LLC	Total
Revenue - Customers	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Revenue - Affiliates	—	—	—	—	—	—	—	—	—	—	—

Total Revenue	—	—	—	—	—	—	—	—	—	—	—

Operating Expenses	211,937	—	—	—	—	—	17,203	—	—	—	229,140
Salaries, Wages, and Benefits (a)	20,066,751	—	—	—	—	—	—	—	—	—	20,066,751
Purchased Transportation	—	—	12,023	—	—	—	—	—	—	—	12,023
Operating Taxes and Licensing	(25,172)	—	—	—	—	—	86,550	—	—	—	61,378
Claims and Insurance	26,375	—	—	—	—	—	5,059	—	1,735	—	33,169
Rents	(184,933)	—	—	—	—	—	—	—	—	—	(184,933)
Other G&A Expense	869,938	—	(1,076)	—	—	—	224	—	—	—	869,086
(Gain)/Loss on Sale of Assets	(1,105,269)	—	—	—	—	—	(8,846,503)	—	—	—	(9,951,772)

Total Operating Expenses	19,859,627	—	10,947	—	—	—	(8,737,467)	—	1,735	—	11,134,842

Operating Income (Loss)	(19,859,627)	—	(10,947)	—	—	—	8,737,467	—	(1,735)	—	(11,134,842)

Temporary Investment Interest	49,000	—	—	—	—	—	43,527	—	9,193	—	101,720
Other Interest Income	59,376	—	—	—	—	—	—	—	—	—	59,376

Interest Income	108,376	—	—	—	—	—	43,527	—	9,193	—	161,096

Other Miscellaneous, Net (b)	9,262,515	—	—	—	—	—	—	—	—	—	9,262,515

Income (Loss) Before Taxes	(10,488,736)	—	(10,947)	—	—	—	8,780,994	—	7,458	—	(1,711,231)

Income Taxes	—	—	—	—	—	—	—	—	—	—	—

Net Income (Loss)	$(10,488,736)	$—	$(10,947)	$—	$—	$—	$8,780,994	$—	$7,458	$—	$(1,711,231)

(a)	Includes a $19.5 million charge related to settlement of withdrawal liabilities associated with various union pension funds to which the Company made contributions to on behalf of its former employees.
(b)	As of September 3, 2002, the date that CF declared bankruptcy, Consolidated Freightways Corporation of Delaware (CFCD) owed CF Risk Management (CFRM), an affiliated captive insurance company, $8.7 million for unpaid insurance premiums and $0.6 million for accrued interest. Due to CFCD’s bankruptcy, it was unable to pay these obligations. Pursuant to Article IV of the Debtors’ Chapter 11 Plan, CFRM (as a holder of a Non-Debtor Affiliate Claim) will not receive any distribution of cash or other property on account of the above liabilities owed to it by CFCD. Instead, such claims will be deemed rejected and the debt cancelled under the plan. Accordingly, to reflect the economic reality of the situation, CFCD and CFRM recorded the cancellation and write-off of the combined $9.3 million intercompany payable and receivable in June 2004 business.